Exhibit 10.9
Pledge Contract

(English Translation, Original is in Chinese)

Pledgor: Address: ID Number: Postal Code: Transactor: Tel: Fax:	Li Tingmin 14, No. 278-5-3, Wuchang Street, Zhongshan District, Dalian, Liaoning 210203194411300532 116011 Lu Haiyang 0411-83678755 0411-83670955
Pledgee: Address: Legal Representative: Postal Code: Transacting Branch: Branch Address: Branch Manager: Postal Code: Transactor: Tel: Fax:
China Development Bank Corporation

No. 29, Outer Street of Fuchengmen, Xicheng District, Beijing

Chen Yuan

100037

China Development Bank Corporation, Dalian Branch

No. 15, 17, Renmin Road, Zhongshan District, Dalian, Liaoning

Song Weinong

116001

Dong Ziyue

0411-82819088-8166

0411-82810032

To guarantee that the borrower Dalian Befut Wire & Cable Manufacturing Co., Ltd. fulfills the loan contract No. 2102221452009020773 (hereinafter referred to as the Master Contract) signed with the pledgee, the pledgor agrees to pledge the stock right which the pledgor is entitled to dispose as the pawn, to provide a guarantee to the pledgee. The pledgor and the pledgee hereby enter into this contract through negotiation.

Article I      Definition

Unless as otherwise agreed herein, definitions of terms in this contract are the same as those in the Master Contract.

Article II     Pledge object

Pledge object under this contract is 49.702% of stock right held by Li Tingmin in Dalian Befut Wire & Cable Manufacturing Co., Ltd. (RMB 75,050,000 Yuan).

The effect of pledge under this contract is extended to such yields as pledge object (share dividend and bonus, etc.).

Article III    Scope of guarantee

As agreed in the Master Contract, the borrower has borrowed RMB 100,000,000 Yuan (ONE HUNDRED MILLION YUAN only) from the pledgee, with a loan period of 7 years (i.e. from November 2nd, 2009 to November 1st, 2016).

The scope of guarantee of this contract includes all of the loan principal, interest, penalty interest, compensation, default fine, damage compensation and fees for pledge realization under the Master Contract.

Along with the settlement of the loan principal described in the Master Contract, the principal amount guaranteed under this contract should correspondingly been reduced.

Article IV   The pledgor’s statement and guarantee

(I) Pledge object is the stock right brought by actual capital contribution;

(II) The pledgor has legal ownership and disposition rights of the pledge object; if the pledge object provided by the pledgor is the stock right which can be pledged with approval or agreement of related parties according to the law, the pledgor shall ensure that legitimate approval or agreement has been obtained; there is no dispute on ownership or disposition rights for the pledge object;

(III) Other than the pledge stated in this contract, the pledgor shall ensure that there shall be no property guarantee in any form for the pledge object;

(IV) All documents and data provided by the pledgor to the pledgee shall be true, accurate and complete.

Abovementioned statement and guarantee are valid within the validity period of this contract.

Article V   Obligations of the pledgor

(I) The pledgor shall open a deposit account in the transacting branch of the pledgee within 5 days after signing of this contract. All share dividend and bonus of pledge object under this contract shall be deposited in this account since the signing day. The pledgor is not allowed to employ the capital in this account without prior written consent from the pledgee.

(II) The pledgor is not allowed to dispose the pledge object in any manner without prior written consent from the pledgee.

(III) All fees caused by signing and performing such contract shall be borne by the pledgor.

(IV) The pledgor shall regularly submit related financial statement of corresponding company of the pledge object under the contract to the pledgee.

Article VI Realization of pledge

If the borrower is unable to settle the debt under the Master Contract in accordance with terms of the Master Contract, or if the pledgor is declared to be bankrupt, revoked or dissolved according to the law, the pledgee has the right to lawfully dispose the pledge object and all property and property rights through auction, selling or discounting etc., and to retain such money as compensation. If the proceeds exceed the amount of the secured claims under this contract, the excess shall belong to the pledgor.

If the pledgor transfers the pledge stock right under the contract with prior written consent from the pledgee, such money shall be used to settle the secured claims to the pledgee in advance, or to be placed in escrow by the third party agreed by the pledgee.

Article VII    Modification and termination of contract

(I) The pledgor or the pledgee is not allowed to modify or terminate the contract without authorization. If modification or termination is required, it shall be done with consensus between both parties and a written agreement shall be reached;

(II) If the borrower and the pledgee reach a written agreement to modify the content of the Master Contract, the pledgor shall continue to fulfill its responsibility for the guarantee of the debt under the Master Contract with the pledge object under this contract. If modifications to the Master Contract without agreement of the pledgor results in an increase of the loan amount, the pledgor shall not be responsible for guaranteeing the increased amount.

Article VIII   Liability for breach of contract

(I) If the pledgor, due to concealment of existence of joint-ownership, disputes or previous pledging of the pledge object, or other reasons of the pledgor, causes the contract to be invalid and economic losses to the pledgee, the pledgor shall make due compensation;

(II) If the pledgor violates other terms of this contract, or if any of the statement and guarantee made by the pledgor under Article IV of this contract is proven to be false or misleading, resulting in losses to the pledgee, the pledgor shall make due compensation;

Article IX   Pledge registration

The pledgor and pledgee shall transact pledge registration in Administrative Department for Industry and Commerce within 5 days after signing of this contract.

Article X   Settlement of disputesIn the event of any dispute during the course of the pledgor’s and pledgee’s fulfillment of this contract, both parties shall settle the dispute through negotiation; if it fails, the dispute shall be settled through litigation at the people’s court at the location of the pledgee’s transacting branch.

Article XI    Miscellaneous

(I) Any other issues unmentioned in this contract shall be solved through negotiation between the pledgor and the pledgee, or transacted in accordance with state laws and regulations;

(II) This contract is in triplicate, one original copy respectively for the pledgor, the pledgee and the borrower, and it has 6 duplicate copies.

Article XII   Contract validity

This contract comes into effect upon being signed by the pledgor and pledgee with stamps affixed.

Pledgor: Li Tingmin	Signature: /s/ Li Tingmin

(or authorized agent)

Pledgee: China Development Bank Corporation	Signature: /s/ Song Weinong

Legal representative: Song Weinong

(or authorized agent)